Filed Pursuant to Rule 424(b)(4)
under the Securities Act of 1933
in connection with
Registration Statement
Nos. 333-207460

2,298,744 Class A Units consisting of Common Stock and Warrants and

8,919.59044 Class B Units consisting of Series C Convertible Preferred Stock and Warrants

(37,955,704 shares of Common Stock underlying the Series C Convertible

Preferred Stock and Warrants)

We are offering up to 2,298,744 Class A Units (consisting of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price $0.70 per share (“Series A warrant”)). The shares of common stock and Series A warrants part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series C Convertible Preferred Stock, or the Series C Preferred, with a stated value of $1,000 per share and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series C Preferred do not generally have any voting rights but are convertible into shares of common stock. The shares of Series C Preferred and Series A warrants are immediately separable and will be issued separately in this offering.

We are also offering the shares of common stock that are issuable from time to time upon conversion of the Series C Preferred and upon exercise of the Series A warrants being offered by this prospectus.

Assuming we sell all 2,298,744 Class A Units and 8,919.59044 Class B Units being offered in this offering, we would issue in this offering an aggregate of 2,298,744 shares of our common stock, 8,919.59044 shares of Series C Convertible Preferred Stock (convertible, subject to certain limitations, into an aggregate of 18,977,852 shares of our common stock), and Series A warrants to purchase 21,276,596 shares of our common stock.

Our common stock is listed on The NASDAQ Capital Market under the symbol “NSPH.” The last reported sale price of our common stock on The NASDAQ Capital Market on December 17, 2015 was $0.4851 per share. There is no established public trading market for the Series A warrants or Series C Preferred, and we do not expect a market to develop. In addition, the warrants and Series C Preferred are not and will not be listed for trading on any national securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this Prospectus and page 16 of our Annual Report on Form 10-K for the year ending December 31, 2014, which is incorporated by reference in this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

	Per Class A Unit (one share of common stock and a Series A warrant for one share of common stock)	Per Class B Unit (one share of Series C Preferred and a Series A warrant for one share of common stock)	Total
Public offering price	$0.47	$1,000	$10,000,000.12
Placement agent’s fees(1)	$.0282	$60	$600,000.01
Proceeds, before expenses, to Nanosphere, Inc.	$.4418	$940	$9,400,000.11

We have agreed to reimburse the placement agent for certain of its expenses and to issue common stock purchase warrants to the placement agent. See “Plan of Distribution” on page 23 of this prospectus for a description of the compensation payable to the placement agent.

Delivery of the shares will take place on or about December 22, 2015, subject to satisfaction of certain conditions.

Sole Book-Running Manager	Lead Co-Manager
Rodman & Renshaw a unit of H.C. Wainwright & Co.	Joseph Gunnar & Co.

The date of this prospectus is December 17, 2015.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this Prospectus to “NSPH,” “the Company,” “we,” “us” or “our” refer to Nanosphere, Inc., a Delaware corporation.

You should rely only on the information contained in or incorporated by reference into this Prospectus and any free writing prospectus authorized by us. To the extent the information contained in this Prospectus differs or varies from the information contained in any document filed prior to the date of this Prospectus and incorporated by reference, the information in this Prospectus will control. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this Prospectus is accurate only as of the date it is presented. You should read this Prospectus, the documents incorporated by reference described in the section entitled “Incorporation of Certain Information by Reference” into this Prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before investing in our securities.

We are offering to sell, and seeking offers to buy, the securities offered by this Prospectus only in jurisdictions where offers and sales are permitted. The distribution of this Prospectus and the offering of the securities offered by this Prospectus in certain jurisdictions may be restricted by law. This Prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this Prospectus in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

SUMMARY

This summary of certain information contained in this Prospectus may not include all the information that is important to you. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. Therefore, you should carefully read this Prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this Prospectus. You should also carefully consider the matters discussed in the sections in this Prospectus entitled “Risk Factors” and in other periodic reports incorporated herein by reference. See “Where You Can Find More Information.”

Our Business

We develop, manufacture and market an advanced molecular diagnostics platform; the Verigene® System, that enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Our proprietary nanoparticle technology provides the ability to detect multiple targets simultaneously on a single sample. We are dedicated to enhancing medicine by providing targeted molecular diagnostic tests that can lead to earlier disease detection, optimal patient treatment and improved healthcare economics. The Verigene System includes a bench-top molecular diagnostics workstation that is a universal platform for genomic and protein testing.

We believe the Verigene System is differentiated by its ease of use, superior analytical performance and ability to detect many targets on a single test, referred to as “multiplexing”. It provides lower cost for laboratories not already performing molecular diagnostic testing and enables full range of hospital laboratories and hospitals without advanced diagnostic capabilities to perform molecular genetic and for infectious disease testing. Our ability to detect proteins, which can be as much as 100 times more sensitive than current technologies for certain targets, may enable earlier detection of and intervention in diseases associated with known biomarkers as well as the introduction of tests for new biomarkers that exist in concentrations too low to be detected by current technologies.

The Verigene System is comprised of a microfluidics processor and a touchscreen reader. Certain assays, such as the Warfarin metabolism and hypercoagulation tests, were cleared by the U.S. Food and Drug Administration (“FDA”) for use with the original Verigene System processor. Subsequently, we developed and launched a second generation Verigene System processor (the “Processor SP”) that incorporates sample preparation, target amplification and detection in a sample to result format.

In addition, we are currently in development of a next generation Verigene system that will deliver improved user interface. This system is designed to provide reduced time to result, improved user interface, including a single room temperature cartridge all in a fully automated sample to result system with an optimized footprint. We plan to begin clinical trials by the end of 2015.

At this time, we believe our current Verigene System instrument inventory levels are sufficient to meet demand. With our next generation Verigene System in development, we will closely monitor inventory levels and forecasted sales to manage our investment to meet demand while managing the risk of obsolete inventory. A significant portion of our inventory is instruments held at outside customers for evaluation prior to purchase. These instruments may not convert to sales and may be returned to the Company. If returned, these instruments are refurbished and remain available for sale inventory. The cost basis of our inventory is reduced for any products that are considered excessive or obsolete based upon assumptions about future demands and market conditions. If actual future demands or market conditions are less favorable than those projected by management, inventory writedowns may be required.

Recent Developments

Loan Agreement

On May 14, 2015 (the “Closing Date”), Nanosphere, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding LLC, and SWK Funding LLC, as lenders (together, the “Lenders”) providing for the Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC is also the agent under the Loan Agreement (in such capacity, the “Collateral Agent”).

On the Closing Date, the Company drew down $20 million of the Loan. The Loan Agreement included a condition precedent and a post-closing covenant that obligated the Company to raise (i) an aggregate of at least $4 million in net proceeds from equity financings prior to entering into the Loan Agreement and (ii) an aggregate of at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (collectively, the “Capital Requirements”), pursuant to which the Company raised an aggregate of $8 million in net proceeds from its preferred stock offerings in May 2015 and June 2015.

On July 29, 2015, the Company and the Lenders entered into the First Amendment to the Loan and Security Agreement (the “First Amendment”). The First Amendment reduced the Capital Requirements under the Loan Agreement by $2 million and included the Lenders’ acknowledgement that the Capital Requirements have been fully satisfied.

In consideration of the reduction of the Capital Requirements, the First Amendment also provides that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was previously $3 million and subject to increase to $4 million after the earlier of the funding of the second tranche of the Loan or March 31, 2016, is increased to $4 million concurrent with the entry into the First Amendment by the Company and the Lenders and shall increase to $5.0 million after the earlier of the funding of the second tranche of the Loan or December 31, 2016.

In addition, the Loan Agreement provides that the Company maintain minimum quarterly ratios of (i) the aggregate of the Company’s cash operating expenses, cash interest expenses and capital expenditures, to (ii) the Company’s gross profits (each, an “Original Ratio” and collectively the “Original Ratios”). The Company did not meet the required Original Ratio of 3.5 for the quarter ended September 30, 2015, and it may not have achieved the required Original Ratio of 2.6 for the quarter ending December 31, 2015 (though the foregoing would not constitute an event of default under the Loan Agreement).

On December 7, 2015, the Company and the Lenders entered into the Second Amendment to the Loan and Security Agreement (the “Second Amendment”). The Second Amendment will replace the Original Ratios in their entirety with a requirement that the Company maintain, as of the last day of each fiscal quarter of the Company beginning in the first fiscal quarter of 2016, a minimum adjusted cash flow (the “Cash Flow Requirement”) which requirement increases each quarter. For example, in the first fiscal quarter of 2016, the Company must maintain negative adjusted cash flow of not less than $6,500,000. The Cash Flow Requirement requires that the Company achieve a positive adjusted cash flow of $200,000 by the last day of the quarter that begins on October 1, 2017. If the Company fails to satisfy the required Cash Flow Requirement for any two out of three successive quarters, the date on which the first amortization payment is due under the Loan Agreement would accelerate to the next following payment date, and the minimum quarterly amortization rate would increase to approximately $3.3 million, resulting in a final, accelerated maturity for the term loan by the end of the sixth fiscal quarter thereafter. Upon effectiveness of the Second Amendment, the Company would no longer be subject to the Original Ratios and there would be no consequence to the Company for having failed to satisfy any Original Ratio.

The Second Amendment also will modify the provisions of the Loan Agreement allowing for the advance of additional term loans, with no change in the aggregate amount available of $30 million, subject, in each case to the Company’s continued compliance with the terms and conditions of the Loan Agreement and no material adverse changes in the Company having occurred. Pursuant to the Second Amendment, the Company will now receive an additional advance of a term loan in an amount up to $5,000,000 if the Company achieves, before May 14, 2016: (i) trailing six month revenue of at least $12,000,000 in any previous, consecutive six month period; (ii) at least 100 cumulative new unit placements during any consecutive 12 month period after January 1, 2015 (the date on which the Company achieves, before May 14, 2016, both such revenue and such placements, the “Milestone Date”); and (iii) the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period. The Company also will receive another advance in an amount up to $5,000,000 if: (i) the Company submits a 510(k) premarket notification submission to the FDA concerning its diagnostic tests of its next generation product platform (currently in development) before September 30, 2016; (ii) the Company also achieves the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period; and (iii) if the Company has satisfied both of the foregoing tests, it has submitted its draw request on or before November 15, 2016.

In consideration of the replacement of the Original Ratios and modifications to the terms governing the subsequent advance of loans under the Loan Agreement, the Second Amendment also will provide that: (i) the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was $4 million prior to the effectiveness of the Second Amendment, is increased to $5 million upon the earlier to occur of the Milestone Date or May 14, 2016, and (ii) the Company shall issue warrants to the Lenders exercisable for an aggregate of 500,000 shares of the Company (the “Warrants”). The Warrants will have an exercise price of $0.01 per share and shall be exercisable for a period of ten years from the date that the Second Amendment becomes effective.

It is a condition to the effectiveness of the Second Amendment that we raise, after the date of the First Amendment, an aggregate amount of $10 million in gross proceeds from any combination of bona fide equity financings, licensing or other strategic partnership transactions. The Company shall have no obligation to issue the Warrants to the Lenders until this condition is satisfied and the Second Amendment becomes effective.

In connection with the Second Amendment, the Company also affirmed all of its continuing obligations and liabilities to the Lenders under the Loan Agreement, as amended by the Second Amendment, and affirmed the lien granted to the Lenders in the assets of the Company to secure such obligations and liabilities.

In connection with the issuance of the Warrants, the Company entered into a Registration Rights Agreement with the Lenders (the “RRA”) pursuant to which the Company will be required to file one or more registration statements with the SEC to register the resale by the Lenders and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s). The Warrants will be issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Respiratory Pathogens/Expanded Panel (RP Flex)

On September 8, 2015, we announced that we had received 510(k) clearance from the United States Food and Drug Administration (the “FDA”) for our Respiratory Pathogens/Expanded Panel (RP Flex), which allows the 16 viral and bacterial targets identified by RP Flex to be reported as a full multiplex panel or in various user-defined subsets. Labs pay for only the targets ordered for each patient sample. Additional target results not originally reported can be revealed instantly without running an additional test if the clinician requests additional testing for a given patient.

Series B Preferred Stock

On June 11, 2015, we completed the issuance and sale to institutional accredited investors, in a registered direct offering, of 4,400 shares of our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which were convertible into a total of 1,203,800 shares of our Common Stock, at a conversion price of $3.655, and warrants to purchase shares of Common Stock exercisable for up to 1,203,800 additional shares of Common Stock, in the aggregate for $4.4 million. As of the date of this Prospectus, all 4,400 shares of Series B Preferred Stock have been converted into 1,203,800 shares of Common Stock which are issued and outstanding as of the date of this Prospectus.

2015 Annual Meeting of Stockholders

On September 30, 2015, we held our 2015 annual meeting of stockholders (the “Annual Meeting”) at which, among other matters, stockholders re-elected all six of our continuing directors and authorized an amendment to our 2014 Long-Term Incentive Plan (the “2014 Plan”) to increase the shares of our common stock authorized for issuance thereunder from 250,000 to 1,250,000.

Immediately following the conclusion of the Annual Meeting, our Board of Directors, based on the recommendations of the Compensation Committee of the Board of Directors, granted common stock option awards (the “Executive Stock Options”) to Michael McGarrity, our President and Chief Executive Officer, Kenneth Bahk, our Chief Strategy Officer, and Farzana Moinuddin, our Acting Principal Financial Officer, Interim Chief Accounting Officer, and Secretary, in the amounts of 200,000, 50,000 and 10,000 shares, respectively. The Executive Stock Options have an exercise price of $1.68 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on the grant date. The Executive Stock Options have a ten year term and shall vest and become exercisable in twelve, equal, quarterly installments over a three year period on January 1, April 1, July 1 and October 1 each year commencing January 1, 2016, subject to continued employment, forfeiture and cancellation upon a termination for cause, and acceleration upon a change in control of us. Our Board of Directors also granted common stock option awards (the “Director Stock Options”) to our independent directors Gene Cartwright, Erik Holmlin, Lorin J. Randall and Michael Ward in the amount of 10,000 shares each. The Director Stock Options have the same terms as the Executive Stock Options except that the Director Stock Options shall only vest in full in a single tranche on September 30, 2016.

Also immediately following the conclusion of the Annual Meeting, and in connection with the retirement of Andre de Bruin from our Board of Directors at the conclusion of his term as a director at the Annual Meeting, the Board of Directors reduced the size of the Board of Directors from seven to six members. The Board of Directors also appointed director Erik Holmlin to the Audit Committee of the Board of Directors to fill the vacancy created by Mr. de Bruin’s retirement.

Our Applications

The following table summarizes the FDA and CE In-Vitro Diagnostic Mark (“CE IVD Mark”) regulatory status of our near-term genomic and protein assays on the Verigene System:

Assay	FDA Status(1)	CE IVD Mark Status(2)
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	510(k) cleared	CE IVD Marked
Respiratory Pathogens/Expanded Panel (RP Flex)	510(k) cleared	CE IVD Marked
Bloodstream Infection (BSI) Panels
• Blood Culture – Gram Positive (BC-GP)	510(k) cleared	CE IVD Marked
• Blood Culture – Gram Negative (BC-GN)	510(k) cleared	CE IVD Marked
C. difficile (CDF)	510(k) cleared	CE IVD Marked
Enteric Panel (EP)	510(k) cleared	CE IVD Marked
Enteric Panel on Next Gen Verigine platform (EP Flex)	In development	In development

Human Pharmacogenetic Assays:
Warfarin Metabolism (CYP2C9)	510(k) cleared(3)	CE IVD Marked
Hypercoagulation (FV, FII, MTHFR Panel)	510(k) cleared(3)	CE IVD Marked
CYP2C19 Genetic Variance	510(k) cleared	CE IVD Marked

(1)	For further description of our FDA regulatory requirements, please refer to the section “Regulation by the United States Food and Drug Administration” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	For further description of our CE IVD Mark regulatory requirements, please refer to the section “Foreign Government Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Currently cleared only for use with the original Processor.

The following table lists our international regulatory submissions and status thereof:

International Submissions & Approvals	Country
Assay	Saudi Arabia	Mexico	Japan	South Korea
Infectious Disease Assays:
Respiratory Virus with Sub-Typing (RV+)	Approved	Approved
Blood Culture – Gram Positive (BC-GP)	Approved	Approved	Submitted	Submitted
Blood Culture – Gram Negative (BC-GN)	Approved		Submitted
C. difficile (CDF)	Approved

Human Pharmacogenetic Assays:
Hypercoagulation (FV, FII, MTHFR Panel)	Approved
CYP2C19 Genetic Variance				Submitted

Corporate Information

We were incorporated in Delaware in 1999 under the name Nanosphere, Inc. Our principal executive offices are located at 4088 Commercial Avenue, Northbrook, Illinois 60062, and our main telephone number is (847) 400-9000. Our website is located on the world wide web at http://www.nanosphere.us. We do not incorporate by reference into this Prospectus the information on, or accessible through, our website, and you should not consider it as part of this Prospectus.

THE OFFERING

Class A Units offered by us

We are offering up to 2,298,744 Class A Units. Each Class A Unit will consist of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price of $0.70 per share, (“Series A warrant”). The Class A Units will not be certificated and the shares of common stock and warrants part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of the Series A warrants part of the Class A Units.

Assuming we sell all 2,298,744 Class A Units and 8,919.59044 Class B Units being offered in this offering, we would issue in this offering an aggregate of 2,298,744 shares of our common stock, 8,919.59044 shares of Series C Convertible Preferred Stock (convertible, subject to certain limitations, into an aggregate of 18,977,852 shares of our common stock), and Series A warrants to purchase 21,276,596 shares of our common stock.

Class B Units offered by us

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase up to 8,919.59044 Class B Units. Each Class B Unit will consist of one share of our Series C Convertible Preferred Stock, or the Series C Preferred, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series C Preferred do not generally have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the share of Series C Preferred and warrants part of such unit are immediately separable and will be issued separately in this offering.

This prospectus also relates to the offering of shares of our common stock issuable upon conversion of the Series C Preferred Stock and upon exercise of the Series A warrants part of the Class B Units.

Series A Warrants	Each Series A warrant included in the Units will have an exercise price equal to the public offering price of the Class A Units, will be exercisable upon issuance, and will expire five years from the date of issuance.

Common stock outstanding before this offering	8,233,652 shares

Common stock outstanding after this offering	29,510,248 shares(1)(2)

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes and working capital.

Risk factors	You should read the “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014 and on page 9 of this Prospectus for a discussion of factors to consider before deciding to purchase the securities we are offering.

Nasdaq Capital Market symbol for our common stock	NSPH

(1) The number of shares of common stock to be outstanding after this offering as reflected in the table above is based on the actual number of shares outstanding as of December 17, 2015 which was 8,233,652, excludes the shares of common stock that may be issued upon exercise of warrants to be issued in this offering, and does not include, as of that date:

•	639,888 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $22.03 per share;

•	3,521,610 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $2.73 per share; and

•	783,592 shares of common stock reserved for future issuance under our 2014 Long Term Incentive Plan.

(2)	Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series C Preferred issued as part of the Class B Units.

RISK FACTORS

Before you make a decision to invest in the securities that we are offering pursuant to this Prospectus, you should consider carefully the risks described below, together with other information in this Prospectus and the information incorporated by reference herein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

See “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated herein by reference.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering, and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

We will require additional financing after completion of this offering

We currently do not have sufficient capital to fully fund the activities needed to commercialize and market our products and to generate net income. As of September 30, 2015, we had approximately $12.3 million of cash and cash equivalents, and an additional $4 million of restricted cash. After receipt of the net proceeds of this offering, we anticipate having sufficient cash on hand and cash from future operations to fund our operations for at least the near future, however there can be no assurance that our marketing and sales efforts will progress as anticipated or that our cash generated from operations will be as expected.

We do not anticipate achieving positive operating cash flow in at least the next twelve months. We require increased investment in additional manufacturing scale-up, and to add sales, marketing and customer support personnel during the next twelve months to advance the commercialization of our products. We operate in a market that makes our prospects difficult to evaluate, and achievement of positive cash flow from operations will depend upon revenue resulting from adoption of both our current products and future products that depend upon regulatory clearance. Demand for our respiratory products is directly proportional to the size and duration of the annual season for influenza and other respiratory illnesses. Any unanticipated acceleration or deceleration of customer demand for our product relative to projections will have a material effect on our cash flows.

Management is uncertain that our current and anticipated cash resources would be sufficient to support currently forecasted operations through at least the next twelve months, and we will need additional debt or equity financing in the future to execute our business plan and to be able to continue as a going concern. If in the future, we fail to satisfy the continued listing standards of NASDAQ, we may not be able to sell shares of our common stock. Accordingly, market conditions may limit our ability to raise capital on favorable terms, or at all, and the terms of any public or private offerings of debt or equity securities likely would be significantly dilutive to existing shareholders. Management also believes that, if necessary, it can implement plans in the short term to conserve existing cash should additional financing activities be delayed. Capital outlays and operating expenditures may increase over the next twelve months as the Company expands its infrastructure, manufacturing capacity and research and development activities to support commercialization of our products.

We cannot guarantee that we would be able to obtain any of the additional debt or equity financing that would be required after completion of this financing on commercially reasonable terms or at all, and we may continue to evaluate a full range of potential strategic alternatives. Additional equity funding could be dilutive to existing stockholders. If we fail to obtain the necessary debt or equity financing when needed, we may not be able to execute our planned development and commercialization efforts, which would have a material adverse effect on our growth strategy and our results of operations and financial condition. If we are unable to generate sufficient capital from operations or raise additional funds, we will need to do one or more of the following:

•	delay, scale-back or eliminate research and development of some or all of assays or the next generation Verigene System;

•	license third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;

•	attempt to sell our company;

•	cease operations; or

•	declare bankruptcy.

The occurrence of any of the foregoing events would have a material adverse effect on our growth strategy and our results of operations and financial condition, and there can be no assurance that we would be able to continue as a going concern.

The issuance of additional equity securities may negatively impact the trading price of our common stock.

We have issued equity securities in the past, will issue equity securities in this offering and expect to continue to issue equity securities to finance our activities in the future. In addition, outstanding options and warrants to purchase our common stock may be exercised and additional options and warrants may be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional equity securities, including the shares of common stock issuable upon exercise of the warrants issued by us in this offering, would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

We have a significant number of outstanding warrants and options, and future sales of the shares obtained upon exercise of these options or warrants could adversely affect the market price of our common stock.

As of September 30, 2015, we had outstanding options exercisable for an aggregate of 639,888 shares of common stock at a weighted average exercise price of $22.03 per share and warrants to purchase up to 3,521,610 shares of our common stock at a weighted average exercise price of $2.73 per share, including warrants to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.01 per share. We have registered the issuance of all the shares issuable upon exercise of these options and warrants, and they will be freely tradable by the exercising party upon issuance. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. In addition, upon effectiveness of the Second Amendment to our Loan Agreement, we are required to issue to our Lenders warrants to purchase 500,000 shares of our common stock an exercise price of $0.01 per share, and we have agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of these warrants. As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline and cause existing stockholders and investers in this offering to experience significant further dilution.

There is no public market for the Series C Preferred or the warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the Series C Preferred or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series C Preferred or the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Capital Market. Without an active market, the liquidity of the Series C Preferred and the warrants will be limited.

The market price of our common stock is volatile, and the value of your investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to continue the listing of our common stock on a national securities exchange, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control. These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

Our stock price has in the past and may in the future not meet the minimum bid price for continued listing on the Nasdaq Capital Market. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from The Nasdaq Capital Market.

On September 19, 2014, we received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying us that, for the last 30 consecutive business days, the closing bid price of our common stock has not been maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(a)(1) (“Minimum Bid Price Rule”). In October 2014, we transferred the listing of our common stock to the Nasdaq Capital Market. On April 8, 2015, we completed a 20-to-1 reverse split of our issued and outstanding common stock. Although we regained compliance with the Minimum Bid Price Rule on April 23, 2015, there can be no assurance that our common stock will continue to satisfy this rule. If we were to fail to comply with the Minimum Bid Price Rule again the future and became subject to delisting, such delisting from NASDAQ would adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents that we incorporate by reference herein, and other information that we may furnish to the SEC from time to time contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. All statements, other than statements of historical facts, included in this Prospectus and information that we furnish to or file with the SEC regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. These forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to:

•	if we do not achieve significant product revenue, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations;

•	inaccurate estimates of the potential market size for our products (including the hospital lab market in general and the blood stream infection (BSI) market in particular) or failure of the market for these products to grow as anticipated;

•	the past performance of other companies which we believe to have been in a market position analogous to where we believe we are now may not be predictive of our future results in the manner we believe them to be;

•	our analysis of who our competitors have been, who they are now and who they will be in the future (particularly in the infectious disease product markets) and our predictions of relevant future performance may be inaccurate;

•	comparisons of actual financial results for another company to what we predict will be our future financial results may be inappropriate;

•	predictions of customer metrics needed to achieve profitability and their relationship to our cash flow position, needs and expenses may prove to be inaccurate;

•	entrance of other competitors or other factors causing us to lose competitive advantage in the sample-to-result MDx market;

•	a lack of commercial acceptance of the Verigene System, its array of tests, and the development of additional tests, which could negatively affect our financial results;

•	failure of third-party payors to reimburse our customers for the use of our clinical diagnostic products or reduction of reimbursement levels, which could harm our ability to sell our products;

•	failure of our products to perform as expected or to obtain certain approvals or the questioning of the reliability of the technology on which our products are based, which could cause lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation;

•	our inability to manage our anticipated growth, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand;

•	the adequacy of our response to the U.S. Food and Drug Administration (“FDA”) warning letter that we received on January 22, 2015;

•	our ability to retain and attract senior executives and key scientific and technical personnel to execute our business plan;

•	our ability to continue as a going concern; and

•	those set forth under “Risk Factors” beginning on page 9 of this Prospectus and page 16 of our Annual Report on Form 10-K for the year ended December 31, 2014.

These forward-looking statements represent our estimates and assumptions only as of the date such statements have been made. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made or to conform these statements to actual results. Forward-looking statements should be read in conjunction with the consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this Prospectus and our Annual Report on Form 10-K for the year ended December 31, 2014.

You should carefully consider all the information in or incorporated by reference in this Prospectus prior to investing in our securities.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered pursuant to this Prospectus will be approximately $9.1 million. “Net proceeds” is what we expect to receive after deducting placement agent fees and commissions and other expenses of this offering payable by us.

We will use the net proceeds from the sale of our securities in this offering for general corporate purposes and working capital.

Until we use the net proceeds of this offering, we may invest the funds in short-term, investment grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The offering price of the units has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business. Our common stock is listed and traded on the NASDAQ Capital Market under the symbol “NSPH.” The following table sets forth, for the quarters shown, the range of high and low sales prices of our common stock on the NASDAQ Capital Market (as adjusted, for periods prior to April 8, 2015, for the 20-to-1 reverse stock split we completed on such date).

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2015
Fourth quarter (through December 16, 2015)	$2.12	$0.4804
Third quarter	$3.64	$1.58
Second quarter	$5.80	$3.01
First quarter	$8.98	$4.34
Fiscal Year Ending December 31, 2014
Fourth Quarter	$25.40	$6.40
Third quarter	$35.40	$10.80
Second quarter	$45.60	$24.00
First quarter	$59.40	$40.20
Fiscal Year Ending December 31, 2013
Fourth quarter	$51.60	$36.20
Third quarter	$70.60	$35.40
Second quarter	$89.80	$41.60
First quarter	$65.00	$34.40

The closing price of our common stock on the NASDAQ Capital Market on December 17, 2015 was $0.4851 per share. Immediately prior to this offering, we had 8,233,652 shares of common stock outstanding, which were held by approximately 47 stockholders of record and more than 8,000 beneficial owners of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

Our net tangible book value of our common stock as of September 30, 2015 was approximately $12.5 million, or approximately $1.52 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

Based on the offering price of $0.47 per Unit, and after deducting placement agents fees and estimated offering expenses payable by us, our adjusted net tangible book value after giving effect to this offering as of September 30, 2015 would have been approximately $21.6 million, or $0.73 per share of our common stock. This calculation excludes the proceeds, if any, from the exercise of warrants issued in this offering and includes proceeds from the issuance of Series C Convertible Preferred shares. This amount represents an immediate dilution in net tangible book value of $0.79 per share to our existing stockholders and an immediate increase in net tangible book value of $0.26 per share to new investors purchasing units in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per unit. The following table illustrates the dilution in net tangible book value per share to existing investors and increase in net tangible book value per share to new investors:

Public offering price per Unit		$0.47
Net tangible book value per share as of September 30, 2015	$1.52
Decrease per share attributable to new investors	$0.79

Adjusted net tangible book value per share after giving effect to this offering		$0.73

Increase in net tangible book value per share to new investors		$0.26

If any shares of common stock are issued upon exercise of outstanding options or warrants, including the warrants issued in this offering, you may experience further dilution.

The above discussion and table are based on 8,233,652 shares of our common stock outstanding as of September 30, 2015 (as adjusted for the 20-to-1 reverse stock split we completed on April 8, 2015), excludes the shares of common stock that may be issued upon exercise of warrants to be issued in this offering, and does not include:

•	639,888 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $22.03 per share;

•	3,521,610 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $2.73 per share; and

•	783,592 shares of common stock reserved for future issuance under our 2014 Long Term Incentive Plan.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors.

DESCRIPTION OF OUR CAPITAL STOCK

General

As of the date of this Prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock. As of September 30, 2015, there were 8,233,652 shares of our common stock outstanding, no shares of our Series A Preferred Stock outstanding, and no shares of our Series B Preferred Stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable. Except as described below in “Anti-Takeover Effects of Delaware Law Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws,” a majority vote of common stockholders is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series, of which 8,800 shares of preferred stock were previously designated, issued and are no longer outstanding. Our board of directors can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

•	decreasing the market price of our common stock;

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our stockholders.

Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Section 203 of the Delaware General Corporation Law

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 regulates acquisitions of Delaware corporations by prohibiting a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date this stockholder became an interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Section 203 defines an “interested stockholder” as:

•	any person who owns 15% or more of the corporation’s outstanding voting stock

•	any person associated or affiliated with the corporation who owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock; or

•	affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our amended and restated certificate of incorporation and amended and restated by-laws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by our Chairman of the Board, Chief Executive Officer, notice by at least two members of the board of directors or a written request of holders of at least a majority of our outstanding capital stock;

•	establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of mailing of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders;

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•	require that the vote of holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend various provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	removal of members of our board of directors; and

•	certain amendments to our amended and restated certificate of incorporation and amended and restated by-laws; and

•	provide that the board of directors has the power to alter, amend or repeal the amended and restated by-laws without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share (of which 4,400 shares have been designated as Series A Preferred Stock and 4,400 shares have been designated as Series B Preferred Stock), in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “NSPH”.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 2,298,744 Class A Units at a purchase price of $0.47 per Class A Unit and up to 8,919.59044 Class B Units at a purchase price of $1,000 per Class B Unit. Class A Units consist of one share of our common stock and a Series A warrant to purchase one share of our common stock at an exercise price of $0.70 per share, (“Series A warrant”). Class B Units consist of one share of our Class C Convertible Preferred Stock, or the Series C Preferred, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The shares of common stock and Series A warrant part of a Class A Unit and the Series B Preferred, and Series A warrant part of a Class B Unit are each immediately separable and will be issued separately in this offering.

Common Stock

The material terms of our common stock are described in the section of this prospectus titled “Description of Capital Stock” beginning on page 17 of this prospectus.

Series C Convertible Preferred Stock

The following summary of certain terms and provisions of our Series C Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series C Convertible Preferred Stock.

General. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of our preferred stock, par value $0.01 per share, of which 4,400 shares have been designated as Series A Preferred Stock and have been issued and an addition 4,400 shares have been designated as Series B Preferred Stock and have been issued.

Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 10,000 of the 10,000,000 authorized shares of preferred stock as Series C Preferred Stock. When issued, the shares of Series C Preferred Stock will be validly issued, fully paid and non-assessable.

Rank. The Series C Preferred Stock will rank:

•	senior to all of our common stock to the extent of its liquidation preference of $0.01 per share;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series C Preferred Stock to the extent of its liquidation preference of $0.01 per share;

•	senior to warrants to purchase 6,801 shares of our common stock issued in 2013, warrants to purchase 1,168,659 shares of our common stock issued in a private placement on May 14, 2015, warrants to purchase 1,500,000 shares of our common stock issued to the New Lenders under the 2015 Loan Agreement, as amended, warrants to purchase 70,120 shares of our common stock issued to the placement agent in the offering of Series A Preferred Stock completed on May 14, 2015, warrants to purchase 1,203,830 shares of our common stock issued in a private placement on June 11, 2015, warrants to purchase 72,230 shares of our common stock issued to the placement agent in the offering of Series B Preferred Stock completed on June 11, 2015, warrants to purchase up to 10,637,166 shares of common stock to be issued pursuant to Series A warrants in this offering at an assumed offering price of $0.9401 per unit, the closing price of our common stock on the NASDAQ Capital Market on December 9, 2015, and warrants to purchase 638,230 shares of our common stock to be issued to the placement agent in connection with this offering based on the assumed offering price of $0.9401 per unit, the closing price of our common stock on the NASDAQ Capital Market on December 7, 2015, in each case to the extent of its liquidation preference of $0.01 per share; and

•	on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock.

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of the Series C Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of the Series C Preferred Stock will receive a payment equal to $0.01 per share of Series C Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Voting Rights. Shares of Series C Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series C Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series C Preferred Stock.

Dividends. Shares of Series C Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing. We do not plan on making an application to list the Series C Preferred Stock on The NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system. We expect the common stock issuable upon conversion of the Series C Preferred Stock to be listed on The NASDAQ Capital Market.

Restrictive Covenant. We are restricted from selling equity securities for six months following the closing, subject to certain exceptions.

Warrants to Purchase Common Stock

The material terms of the Series A warrants to be issued are summarized below. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of the form of warrant filed as an exhibit to the registration statement of which this prospectus is a part.

The Series A warrants to be issued with each Unit will have an exercise price of $0.70 per share (equal to the public offering price of the Class A Units) and will be exercisable from their date of issuance and at any time up to the date that is five years after their original date of issuance.

The Series A warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of common stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered.

The warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The exercise price of the warrants is subject to adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights, however, the holders of the warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the warrants.

In addition, the warrants provide that if, at any time while such warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (4) effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then the holder of such warrants shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Any successor to us or surviving entity shall assume the obligations under the warrant.

The provisions of the Series A warrants may be amended if we obtain the written consent of holders representing not less than a majority of shares of our common stock then exercisable under the Series A warrants collectively (in which case such amendments shall be binding on all holders of the warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such warrant.

We do not plan on applying to list the Series C Preferred or any of the warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co., LLC (“Wainwright” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of shares by us. Therefore, we may not sell the entire amount of shares being offered. We will enter into a securities purchase agreement directly with certain institutional investors who purchase our securities in this offering. We will not enter into securities purchase agreements with all other investors and such investors shall rely solely on this prospectus in connection with the purchase of our securities in this offering. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 6.0% of the gross proceeds to us from the sale of the Units in the offering and we will issue to the placement agent the Placement Agent Warrant as outlined below. We will reimburse Wainwright for its expenses incurred in connection with this offering in a non-accountable amount equal to $50,000.

The following table shows the per Unit and total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

Per Class A Unit	$0.0282
Per Class B Unit	$60
Total	$600,000.01

We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $300,000. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $9.1 million.

In addition, we agreed to grant compensation warrants to the placement agent (the “Placement Agent Warrant”) to purchase a number of shares of our common stock equal to 6% of the number of shares of Common Stock sold in this offering (including the number of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock but excluding any shares of Common Stock underlying the warrants issued in this offering). The compensation warrants will have an exercise price of $0.517 (110% of the per share equivalent paid by the investors in this offering) and will terminate on the five year anniversary of the effective date of the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The placement agent has performed investment banking services for us in the past, for which it has received customary fees and expenses. The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services, but we have no present agreements with the placement agent to do so.

Determination of offering price

The public offering price of the Units we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares of our common stock we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

Our officers and directors have agreed with the placement agent to be subject to a lock-up period of 60 days following the date of closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right to warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the securities purchase agreement, to similar lock-up restrictions on the issuance and sale of our securities for days following the date of this prospectus, although we will be permitted to issue stock options to directors, officers, employees and consultants under our existing plans. The 60 day lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make with respect to any of these liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

Shares of our Common Stock beneficially owned by individuals who are our affiliates will be restricted securities under the Securities Act. Individuals who may be considered our affiliates are those individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about us is “available,” which means that, on the date of sale, we are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our articles and our by-laws.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered by this Prospectus will be passed upon for us by Seyfarth Shaw LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements, incorporated in this Prospectus by reference from Nanosphere, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Nanosphere, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials we file with the SEC, including the registration statement of which this Prospectus is a part, at the SEC’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Nanosphere. General information about Nanosphere, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.nanosphere.us as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

We have filed a Registration Statement on Form S-1 to register with the SEC the shares of our Common Stock offered pursuant to this Prospectus. This document constitutes a part of that Registration Statement, together with all amendments, supplements, schedules and exhibits to the registration statement.

This Prospectus does not contain all of the information in the registration statement. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a more complete description of the matter involved.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

Nanosphere, Inc.

4088 Commercial Ave.

Northbrook, IL 60062

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. We incorporate by reference in this Prospectus the documents listed below which have been filed with the SEC:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2014 as filed with the SEC on February 11, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2014 as filed with the SEC on April 2, 2015;

•	Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 as filed with the SEC on May 12, 2015, August 10, 2015 and November 9, 2015;

•	Amendment No. 1 to our Quarterly Report on Form 10-Q/A for our fiscal quarter ended June 30, 2015 as filed with the SEC on August 11, 2015;

•	Our definitive proxy statement on Schedule 14A, relating to our annual meeting of stockholders held on September 30, 2015, as filed with the SEC on August 19, 2015;

•	Our Current Reports on Forms 8-K as filed with the SEC on January 28, 2015 (excluding such portions furnished under Items 2.02 and 9.01 (Exhibit 99.1) thereto), April 7, 2015, May 14, 2015, June 2, 2015, June 11, 2015, July 31, 2015, October 2, 2015 and December 8, 2015; and

•	The description of our common stock that is contained in our Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

2,298,744 Class A Units consisting of Common Stock and Warrants and

8,919.59044 Class B Units consisting of Series C Convertible Preferred Stock and Warrants

(37,955,704 shares of Common Stock underlying the Series C Convertible

Preferred Stock and Warrants)

PROSPECTUS

Sole Book-Running Manager	Lead Co-Manager
Rodman & Renshaw a unit of H.C. Wainwright & Co.	Joseph Gunnar & Co.

December 17, 2015